UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	August 19, 2015 (August 13, 2015)

TABACALERAYSIDRON, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-192060	45-3797537
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Redwood Boulevard Novato, California	94925
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(310) 800-7175

100 Europa Drive, Ste. 455 Chapel Hill, NC 27517
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by the registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the registrant’s management as well as estimates and assumptions made by the registrant’s management. When used in the filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to the registrant or the registrant’s management identify forward looking statements. Such statements reflect the current view of the registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to the registrant’s industry, its operations and results of operations and any businesses that may be acquired by the registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the registrant believes that the expectations reflected in the forward looking statements are reasonable, the registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the registrant’s pro forma financial statements and the related notes filed with this Form 8-K.

Unless otherwise indicated, information regarding share amounts reflect the 5.75-for-1 forward stock split that the registrant effected on July 10, 2015.

Item 1.01	Entry into a Material Definitive Agreement

On  August 13, 2015, the registrant entered into a Share Exchange and Conversion Agreement (the “Exchange Agreement”) by and among the registrant and a holder of a majority of the issued and outstanding capital stock of the registrant (the “Majority Shareholder”), on the one hand, and Mount Tam Biotechnologies, Inc., a Delaware corporation (“Mount Tam” or the “Company”), the shareholders of Mount Tam (“Mount Tam Stockholders”), and the holders of certain convertible promissory notes of Mount Tam (“Mount Tam Noteholders”).

The following is a brief description of the terms and conditions of the Exchange Agreement and the transactions contemplated thereunder that are material to the registrant:

•	Share Exchange. The registrant shall issue 24,000,000 restricted shares of its common stock, $0.0001 par value per share (“Common Stock”), to the Mount Tam Stockholders in the aggregate, in exchange for 9,000,000 shares of Mount Tam common stock held by them, representing 100% of the then issued and outstanding share capital of Mount Tam (the “Share Exchange”).

•	Conversion. The registrant shall issue 2,000,000 restricted shares of Common Stock to the Mount Tam Noteholders in the aggregate, by converting the convertible promissory notes of Mount Tam held by the Mount Tam Noteholders in the aggregate principal amount of $1,000,000 (the “Notes”), at $0.50 per share (the “Conversion”).

•

Change in Management. Ramon Tejeda, the registrant’s sole director, president, chief executive officer and chief financial officer, and Beth Floyd, the registrant’s secretary, immediately prior to the closing of the Exchange Agreement, shall resign, and Timothy Powers and Chester Aldridge shall be appointed to the registrant’s board of directors (the “Board”). Timothy Powers, Ph.D., and David R. Wells shall be appointed as the new chief executive officer and chief financial officer, respectively, effective at the closing of the Exchange Agreement. Additional information regarding the above-mentioned directors and executive officers is set forth below in Items 2.01 and 5.02.

As a result of the Share Exchange, Mount Tam became a wholly owned subsidiary of the registrant, and the Mount Tam Stockholders became the controlling shareholders of the registrant.

In connection with the Exchange Agreement, the registrant and Mr. Tejeda entered into a Cancellation Agreement, pursuant to which Mr. Tejeda agreed to surrender all of the shares of Common Stock held by him in exchange for a payment of $30,000 as well as all the issued and outstanding shares of Epicurean Cigars, Inc., a North Carolina corporation and wholly owned subsidiary of the registrant.

The closing of the transactions contemplated under the Exchange Agreement (the “Closing”) took place on August 13, 2015. As a result, the registrant had a total of 42,001,575 shares of common stock outstanding at the Closing, with the Mount Tam Stockholders owning approximately 57.14% of such shares in the aggregate.

Except for the Exchange Agreement and the transactions contemplated thereunder, neither the registrant nor its sole officer and director serving prior to the consummation of the Share Exchange had any material relationship with Mount Tam or its shareholders.

Copies of the Exchange Agreement and the Cancellation Agreement are included as exhibits to this Current Report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets

On August 13, 2015 (the “Closing Date”), the registrant acquired Mount Tam, an emerging specialty biopharmaceutical company, and its business operations in the Share Exchange. Reference is made to Item 1.01, which is incorporated herein, which summarizes the terms of the Share Exchange.

Prior to the Closing, the registrant was a public reporting company established to introduce premium cigars to the United States as a cigar broker.  As a result of the Share Exchange, Mount Tam became the registrant’s wholly-owned subsidiary, and the registrant’s principal business is now that of Mount Tam. The information provided hereinafter in this Item 2.01 with respect to Mount Tam is intended to comply with the disclosure requirements of Form 10 prescribed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Except as otherwise indicated by the context, references to “we”, “us” or “our” hereinafter in this Item 2.01 are to the business of Mount Tam, except that references to “our common stock”, “our shares of common stock” or “our capital stock” or similar terms shall refer to the common stock of the registrant.

DESCRIPTION OF BUSINESS

Overview

We are an emerging specialty biopharmaceutical company established to develop and bring to market a portfolio of pharmaceutical products targeting the treatment of autoimmune diseases.

Our most advanced product candidate is TAM-01, a pre-clinical stage compound, which represents what we believe to be a promising therapeutic candidate for the treatment of systemic lupus erythematosus (“SLE”), the most common forms of lupus. On August 17, 2014, we entered into a Research Collaboration and License Agreement (the “Buck Institute License Agreement”) with Buck Institute for Research on Aging, a non-profit research organization devoted to Geroscience and based in Northern California (“Buck Institute”), pursuant to which we have secured a worldwide exclusive license to certain compounds and technology to develop, manufacture and commercialize these compounds in the field of autoimmune diseases.

All of our operations are located in the United States. We currently have no products that have obtained marketing approval in any jurisdiction, we have not generated revenues since inception and do not expect to do so in the foreseeable future due to the early stage nature of our current product candidate.

A Background on Our Potential Market

We are currently focusing the development of product candidate in the field of lupus, an orphan autoimmune disease.

An orphan disease is defined by the US Food and Drug Administration (“FDA”) as a medical condition that affect 200,000 people or less. An orphan drug is a medical product developed to treat such a disease. The National Organization for Rare Disorders estimates there are currently approximately 30 million Americans suffering from 7,000 different orphan diseases.

Lupus

According to the Lupus Foundation of America, 1.5 million Americans have lupus and more than 16,000 new cases are reported annually in the United States alone, while other estimates are more conservative. Despite the significantly larger patient population over the defined orphan disease limit, the FDA continues to classify lupus as an orphan disease. The exact etiology of lupus is unknown. As an autoimmune disease, lupus makes the immune system unable to differentiate between healthy tissues and foreign invaders, leading the immune system to attack healthy tissues using its own antibodies. This may cause inflammation of the joints, heart, lungs, kidneys, brain and blood vessels. Lupus is a disease that goes through stages of remission and flares, when its side effects are at its worst.

SLE is one of the most common forms of lupus, affecting over 70% of lupus patients. It is a chronic, inflammatory disorder that can damage any part of the body, including the skin, joints and internal organs. Lupus nephritis (“LN”) is the most common side effect for people with SLE, affecting up to 60% of SLE patients. LN is a kidney inflammation that may lead to significant illness and even death.

There is currently no known cure for SLE and no treatment that stabilizes the disease. Patients diagnosed with lupus are treated with different types of supportive therapy, primarily consisting of antimalarials, corticosteroids, immunosuppressants, and newer biologic agents, intended to address only the symptoms of the disease, at the expense of significant adverse events that vary in severity. Such adverse events include but are not limited to inflammation, joint pain, blood clotting, mouth ulcers, skin rash, skin color changes, damage to the retina of the eye, morbidity, immune suppression, suppressed growth in children, diabetes, osteoporosis and high blood pressure.

Our Product Candidate

Our first product candidate, TAM-01, is a rapamycin analog which exerts its action through direct binding and inhibition of the mammalian Target Of Rapamycin (“mTOR”). mTOR is a key regulatory pathway which is unregulated in individuals suffering from autoimmune disorders, including lupus. Based on extensive research conducted by a various institutes, mTOR targeting drugs may reduce disease activity and normalize T cell activation-induced calcium fluxing in SLE patients. The only effective mTOR targeting drugs currently approved by the FDA, are rapamycin (Sirolimus) and its first generation analogs (Temsirolimus, Everolimus). However, their utility as therapeutic agents for the treatment of chronic diseases such as SLE is severely limited due to their significant side effects, including impaired glucose tolerance, insulin resistance, and lipid deregulation. Our product candidate, TAM-01, is a small-molecule inhibitor of mTOR, which has shown in our pharmacology studies to maintain high therapeutic efficacy of rapamycin while significantly reducing or abolishing some of its side effects.

TAM-01 has completed full discovery, lead optimization and pre-development activities (including preliminary scale up) and is ready for initiation of IND-enabling safety studies. A number of pharmacological studies in validated disease models (such as the NZBW/F1J SLE mouse model) have demonstrated that TAM-01 exhibits dose-dependent efficacy similar to rapamycin or Temsirolimus. At 14-week dosage, TAM-01 is shown to significantly reduce disease progression as measured by proteinuria, IgG anti-dsDNA and ANA serum antibody titers. Examination of the kidney pathology of the NZBW/F1J mice showed that TAM-01 ameliorated kidney disease and reduced renal lg deposits similar to temsirolimus. Additionally, other studies have shown that, in contrast to both rapamycin and Temsirolimus, TAM-01 has minimal impact on glucose levels, glucose tolerance, exhibits a much more moderate hyperlipidemia (cholesterol and triglycerides), and no impact on reticulocyte count. TAM-01 has also completed preliminary non-GLP 14-day toxicology, safety, PK, ADME and preliminary scale up manufacturing studies. TAM-01 exhibits significantly higher oral bioavailability than rapamycin, which is expected to result in reduced variability of absorption, and superior pharmacokinetics, making it suitable for administration via a flexible dosing regiment.

We are ready to initiate GLP studies that will enable the preparation and submission to the FDA of an Investigational New Drug (“IND”). We intend to advance TAM-01 to phase 1 clinical development in the United States within 18-24 months from the time we have completed our fundraising targets and recruitment of all required personnel.

Our Suppliers and Manufacturers

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We will rely on third-party contract manufacturers, or CMOs, for the manufacture of our drug candidate for larger scale preclinical and clinical testing, as well as for commercial quantities of our drug candidate that are approved.

We do not have any current contractual relationships for the manufacture of commercial supplies of our drug candidate if it is approved, and we intend to enter into agreements with a third-party contract manufacturer and one or more back-up manufacturers for the commercial production of our product candidate as it nears potential approval.

Any drug products to be used in clinical trials and any approved product that we may commercialize will need to be manufactured in facilities, and by processes, that comply with FDA’s current good manufacturing practice (cGMP) requirements and comparable requirements of the regulatory agencies of other jurisdictions in which we are seeking approval.

Competition

We are a development company with no products currently on the market. We face competition from other companies, academic institutions, governmental agencies and other public and private research organizations for collaborative arrangements with pharmaceutical and biotechnology companies, in recruiting and retaining highly qualified scientific and management personnel and for licenses to additional technologies. Many of our competitors will have substantially greater financial, technical and human resources than we have. Our success will be based in part on our ability to build, obtain regulatory approval for and market acceptance of, and actively manage a portfolio of drugs that addresses unmet medical needs and creates value in patient therapy.

If approved, TAM-01 would compete with currently marketed drugs and therapies used for treatment for SLE and potentially with drug candidates currently in development. Patients diagnosed with lupus are currently treated with different type of supportive therapy drugs intended to address only the symptoms of the disease. Our main competitor is a biologic drug called Benlysta®, the only FDA approved drug specifically for lupus patients. Benlysta targets and blocks B Lymphocyte Stimulator, which promotes autoimmunity by permitting autoimmune B cells to live longer. TAM-01 intends to take advantage of Benlysta’s limitations, which include limited efficacy, slow onset of action, restrictive label, and a high price.

Our failure to compete effectively could have a material adverse effect on our business.

Intellectual Properties and Licenses

We strive to protect and enhance the proprietary technologies that we believe are important to our business and seek to obtain and maintain patents for any patentable aspects of our products and any other inventions that are important to the development of our business. Our success will depend on our ability to obtain and maintain our patent portfolio and other proprietary protection for commercially important technology, inventions and know-how related to our business, to defend and enforce our patents, to maintain our licenses to use intellectual property owned by third parties, to preserve the confidentiality of our trade secrets and to operate without infringing the valid and enforceable patents and other proprietary rights of third parties. We also rely on continuing technological innovation and in-licensing opportunities to develop, strengthen, and maintain our proprietary position in the fields targeted by our diagnostic products and services.

On August 17, 2014, we entered into the Buck Institute License Agreement. This agreement establishes a joint research effort led by Buck Institute to identify and develop compounds from two specific chemical chemotypes identified therein. We provide certain funding for Buck Institute’s research efforts performed under the agreement. Under the terms of the agreement Buck Institute assigned an exclusive, worldwide rights to develop, manufacture and commercialize pharmaceutical products that incorporate a compound from one of two chemical compounds, identified therein, and exclusive rights to practice the drug discovery platform technology as necessary to research, develop and commercialize such pharmaceutical products. Such rights include an exclusively licensed library of more than 1,000 compounds. We retain rights to inventions made by our employees, and Buck Institute will assign to us all inventions made under the agreement jointly by our employees and Buck Institute personnel, provided that we have made certain funding contributions. On March 19, 2015 we entered into an amendment to the Buck Institute License Agreement to extend the deadline of funding milestones and our reimbursement obligations for expenses that Buck Institute accrued relating to the patents under the Buck Institute License Agreement. On April 1, 2015, we satisfied this revised funding milestone deadline with Buck Institute.

Within the licensed library is TAM-01. TAM-01’s composition of matter is patented, having an expiration date of 2023. Additional patents have been filed claiming the improved properties of TAM-01 which have extended projected patent coverage to 2031. TAM-01’s broad composition of matter coverage is generically claimed in ten major territories, including the United States, Canada, Hong Kong, India and Mexico. The current manufacturing process coverage, including the methods and know-how to manufacture TAM-01, is claimed in filings in ten major territories as well. The expiration date for this technology is 2023, and additional manufacturing process patents will be filed over the next 12-24 months as improvements in manufacturing processes are made.

As consideration for the assignments and licenses we issued Buck Institute 450,000 shares of Mount Tam’s common stock and are obliged to pay to Buck Institute milestone payments on development of our proprietary products claimed by patents assigned or licensed to us by Buck Institute. We also are obliged to pay low single digit royalties, including annual minimum royalties, on sales of such products. Should we grant licenses or sublicenses to those patents to third parties, we are obliged to share a percentage or resulting revenue with Buck Institute. Our royalty payment obligations are reduced if currently pending patent applications become invalid of if we had to pay third parties to obtain certain licenses from third parties for the company to manufacture, use, sell or import its products produced pursuant to the Buck Institute License Agreement. Payment obligations terminate on expiration or annulment of the last patent covered by the agreement.

The Buck Institute License Agreement will terminate upon the expiration of our payment obligations thereunder. We can terminate the licenses to any or all licensed patents upon specified advance notice to Buck Institute. Buck Institute may terminate the license provisions of the agreement only for cause. Termination of the agreement does not terminate our rights in patents assigned to us.

Governmental Regulations

To date, we have conducted and will continue to conduct our pre-clinical and clinical testing through our partner Buck Institute. We do not have the ability to independently conduct clinical trials for our product candidates, and we rely on Buck Institute or other third parties, such as contract research organizations (“CROs”), medical institutions, and clinical investigators, to perform this function. Our reliance on these third parties for clinical development activities reduces our control over these activities. Although we have, in the ordinary course of business, entered into agreements with these third parties, we continue to be responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA will require us to comply with regulations and standards, commonly referred to as good clinical practices or cGCPs, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. To date, we believe Buck Institute and other similar entities with which we are working have performed well.

The process of complying with FDA guidelines and obtaining approvals from the FDA of applications to market drugs and products is costly, time consuming and subject to unanticipated delays. There is no assurance that our customers will be able to obtain FDA approval for biological drugs and products produced with our systems, and failure to receive such approvals may adversely affect the demand for our services.

Development Activities

To gain regulatory approval of our products, we must demonstrate, through experiments, preclinical studies and clinical trials that our drug product candidate meets the safety and efficacy standards established by the FDA and other international regulatory authorities. In addition, we must demonstrate that all development-related laboratory, clinical and manufacturing practices comply with regulations of the FDA, other international regulators and local regulators.

Regulations establish standards for such things as drug substances and materials; drug manufacturing operations and facilities and analytical laboratories and medical development laboratories processes and environments; in each instance, in connection with research, development, testing, manufacture, quality control, labeling, storage, record keeping, approval, advertising and promotion, and distribution of product candidates, on a product-by-product basis.

Pre-clinical Studies and Clinical Trials

Development testing generally begins with laboratory testing and experiments, as well as research studies using animal models to obtain preliminary information on a product’s efficacy and to identify any safety issues. The results of these studies are compiled along with other information in an IND application, which is filed with the FDA. After resolving any questions raised by the FDA, which may involve additional testing and animal studies, clinical trials may begin. Regulatory agencies in other countries generally require a Clinical Trial Application to be submitted and approved before each trial can commence in each country.

Clinical trials normally are conducted in three sequential phases and may take a number of years to complete. Phase 1 consists of testing the drug product in a small number of humans, normally healthy volunteers, to determine preliminary safety and tolerable dose range. Phase 2 usually involves studies in a limited patient population to evaluate the effectiveness of the drug product in humans having the disease or medical condition for which the product is indicated, determine dosage tolerance and optimal dosage and identify possible common adverse effects and safety risks. Phase 3 consists of additional controlled testing at multiple clinical sites to establish clinical safety and effectiveness in an expanded patient population of geographically dispersed test sites to evaluate the overall benefit-risk relationship for administering the product and to provide an adequate basis for product labeling. Phase 4 clinical trials may be conducted after approval to gain additional experience from the treatment of patients in the intended therapeutic indication.

The conduct of clinical trials is subject to stringent medical and regulatory requirements. The time and expense required to establish clinical sites, provide training and materials, establish communications channels and monitor a trial over a long period of time is substantial. The conduct of clinical trials at institutions located around the world is subject to foreign regulatory requirements governing human clinical trials, which vary widely from country to country. Delays or terminations of clinical trials could result from a number of factors, including stringent enrollment criteria, slow rate of enrollment, size of patient population, having to compete with other clinical trials for eligible patients, geographical considerations and others. Clinical trials are monitored by the regulatory agencies as well as medical advisory and standards boards, which could determine at any time to reevaluate, alter, suspend, or terminate a trial based upon accumulated data, including data concerning the occurrence of adverse health events during or related to the treatment of patients enrolled in the trial, and the regulator’s or monitor’s risk/benefit assessment with respect to patients enrolled in the trial. If they occur, such delays or suspensions could have a material impact on our bile salt development programs.

Regulatory Review

The results of preclinical and clinical trials are submitted to the FDA in a New Drug Application (“NDA”), with comparable filings submitted to other international regulators. After the initial submission, the FDA has a period of time in which it must determine if the NDA is complete. After an NDA is submitted, although the statutory period provided for the FDA’s review is less than one year, dealing with questions or concerns of the agency and, taking into account the statutory timelines governing such communications, may result in review periods that can take several years. If an NDA is accepted for filing, following the FDA’s review, the FDA may grant marketing approval, request additional information, or deny the application if it determines that the application does not provide an adequate basis for approval. If the FDA grants approval, the approval may be conditioned upon the conduct of post-marketing clinical trials or other studies to confirm the product’s safety and efficacy for its intended use. Until the FDA has issued its approval, no marketing activities can be conducted in the United States. Similar regulations apply in other countries.

Fast Track and Breakthrough Designations

The FDA has various programs, including fast track and breakthrough therapy designations, which are intended to expedite the process for reviewing drugs. Even if a drug qualifies for one or more of these programs, the FDA may later decide that the drug no longer meets the conditions for qualification. Generally, drugs that are eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that offer meaningful benefits over existing treatments.

Fast track designation is intended to facilitate the development and expedite the review of drugs to treat serious conditions and fill an unmet medical need. Designation may be granted on the basis of preclinical data. A sponsor of a drug that receives fast track designation will typically have more frequent interactions with FDA during drug development. In addition, products that have been designated as fast track can obtain rolling review.

Breakthrough therapy designation is intended to expedite the development and review of drugs for serious or life-threatening conditions. The criteria for breakthrough therapy designation require preliminary clinical evidence that demonstrates the drug may have substantial improvement on at least one clinically significant endpoint over available therapy. A breakthrough therapy designation conveys all of the fast track program features, more intensive FDA guidance on an efficient drug development program, an organizational commitment involving senior managers, and eligibility for rolling review and priority review.

A key difference between fast track designation and breakthrough designation is what needs to be demonstrated to qualify for the programs. A breakthrough therapy designation is for a drug that treats a serious or life-threatening condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement on a clinically significant endpoint(s) over available therapies. In contrast, a fast track designation is for a drug that treats a serious or life-threatening condition, and nonclinical or clinical data demonstrate the potential to address unmet medical needs for the serious condition.

We cannot guarantee that the FDA will grant fast track designations for our TAM-01 to treat SLE, and even if such designation is provided, such designation may not result in a faster development or review time, nor does it increase the odds of approval, and may be rescinded at any time if the drug candidate does not continue to meet the qualifications for these programs.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the US, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug product available in the United States for this type of disease or condition will be recovered from sales of the product. Because of the lack of treatments available for patients who suffer from SLE, we expect, but cannot guarantee, that the FDA will classify TAM-01 as an orphan indication. Orphan product designation must be requested before submitting an NDA. After the FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not guarantee any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for such drug for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity. Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same product as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease. If a drug designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity.

Manufacturing Standards

The FDA and other international regulators establish standards and routinely inspect facilities and equipment, analytical and quality laboratories and processes used in the manufacturing and monitoring of products. Prior to granting approval of a drug product, the agency will conduct a pre-approval inspection of the manufacturing facilities, and the facilities of suppliers, to determine that the drug product is manufactured in accordance with current good manufacturing practices (“cGMP”) regulations and product specifications. Following approval, the FDA will conduct periodic inspections. If, in connection with a facility inspection, the FDA determines that a manufacturer does not comply with cGMP regulations and product specifications, the FDA will issue an inspection report citing the potential violations and may seek a range of remedies, from administrative sanctions, including the suspension of our manufacturing operations, to seeking civil or criminal penalties.

International Approvals

Even if we were to succeed in gaining regulatory approval to market our products in the United States, we will still need to apply for approval with other international regulators if we want to sell outside the United States. Regulatory requirements and approval processes are similar in approach to that of the United States. With certain exceptions, although the approval of the FDA carries considerable weight, international regulators are not bound by the findings of the FDA and there is a risk that foreign regulators will not accept a clinical trial design or may require additional data or other information not requested by the FDA.

Post-approval Regulations

Following the grant of marketing approval, the FDA regulates the marketing and promotion of drug products. Promotional claims are generally limited to the information provided in the product package insert for each drug product, which is negotiated with the FDA during the NDA review process. In addition, the FDA enforces regulations designed to guard against conflicts of interest, misleading advertising and improper compensation of prescribing physicians. The FDA will review, among other things, direct-to-consumer advertising, prescriber-directed advertising and promotional materials, sales representative communications to healthcare professionals, promotional programming and promotional activities on the Internet. The FDA will also monitor scientific and educational activities. If the FDA determines that a company has promoted a product for an unapproved use (“off-label”), or engaged in other violations, it may issue a regulatory letter and may require corrective advertising or other corrective communications to healthcare professionals. Enforcement actions may also potentially include product seizures, injunctions and civil or criminal penalties. The consequences of such an action and the related adverse publicity could have a material adverse effect on a developer’s ability to market its drug and its business as a whole.

Following approval, the FDA and other international regulators will continue to monitor data to assess the safety and efficacy of an approved drug. A post-approval discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or a recall or withdrawal of the product from the market, as well as possible civil or criminal sanctions. Similar oversight is provided by regulators in jurisdictions outside the US.

None of our products under development has been approved for marketing in the United States or elsewhere. We may not be able to obtain regulatory approval for any of our products under development. If we do not obtain the requisite governmental approvals or if we fail to obtain approvals of the scope we request, we or our licensees or strategic alliance or marketing partners may be delayed or precluded entirely from marketing our products, or the commercial use of our products may be limited. Such events would have a material adverse effect on our business, financial condition and results of operations.

Other Healthcare Laws and Regulations

If we obtain regulatory approval for any of our current or future product candidates, we may also be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which we conduct our business. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•	federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent;

•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•	the federal Physician Payment Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the Centers for Medicare & Medicaid Services information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members;

•	Health Insurance Portability and Accountability Act of 1996, as amended by Health Information Technology for Economic and Clinical Health Act of 2009, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information; and

•	state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, the exclusion from participation in federal and state healthcare programs and imprisonment, any of which could adversely affect our ability to operate our business and impact our financial results.

Employees

We currently have two full time employees. In addition, we use advisors and consultants for research and development, clinical, regulatory, legal and administrative activities. We plan to hire additional staff as we expand research, production, business development, and sales and marketing programs. None of our employees are represented by a labor union.

Compliance with Environmental Laws

Our operations may require the use of hazardous materials (including biological materials) which subject us to a variety of federal, provincial and local environmental and safety laws and regulations. Some of the regulations under the current regulatory structure provide for strict liability, holding a party potentially liable without regard to fault or negligence. We could be held liable for damages and fines as a result of our, or others’, business operations should contamination of the environment or individual exposure to hazardous substances occur. We cannot predict how changes in laws or development of new regulations will affect our business operations or the cost of compliance.

CORPORATE INFORMATION

Our principal executive office is located at 8001 Redwood Boulevard, Novato, California 94925.  Our main telephone number is (310) 800-7175, and our fax number is (866) 212-6489.

WHERE YOU CAN FIND MORE INFORMATION

The registrant is subject to the requirements of the Exchange Act, and files reports, proxy statements and other information with the SEC.  You may read and copy these reports, proxy statements and other information at the public reference room maintained by the Securities and Exchange Commission (“SEC”) at its Public Reference Room, located at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.  In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC also maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our success depends heavily on the successful development, regulatory approval and commercialization of TAM-01, our lead product candidate.

We do not have any products that have been granted regulatory approval. We cannot commercialize TAM-01 or any future product candidates in the United States without first obtaining regulatory approval for the product from the FDA, nor can we commercialize TAM-01 or any future product candidates outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. The FDA review process typically takes years to complete and approval is never guaranteed. As a result, our near-term prospects, including our ability to finance our operations and generate revenue, are substantially dependent on our ability to obtain regulatory approval for and, if approved, to successfully commercialize TAM-01 in a timely manner.

Obtaining regulatory approval for marketing of any product candidate in one country does not ensure we will be able to obtain regulatory approval in other countries, while a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in other countries.

Even if we were to successfully obtain approval for our product candidate from the FDA and comparable regulatory authorities outside the United States, any approval might contain significant limitations related to use restrictions or may be subject to burdensome and costly post-approval study or risk management requirements. If we are unable to obtain regulatory approval for our product candidate in one or more jurisdictions, or if any approval contains significant limitations, we may not be able to obtain sufficient funding or generate sufficient revenue to continue our operations. Also, any regulatory approval of our product candidate, once obtained, may be withdrawn by the regulatory authority. Furthermore, even if we obtain regulatory approval, commercial success will depend on how successfully we are able to address a number of challenges, including the following:

•	development of our own commercial organization and establishment of commercial collaborations with partners;

•	establishment of commercially viable pricing and obtaining approval for adequate reimbursement from third-party and government payors;

•	the ability of our third-party manufacturers to manufacture quantities of TAM-01 and our other product candidates using commercially viable processes at a scale sufficient to meet anticipated demand and that are compliant with applicable regulations;

•	our success in educating physicians, other health care professionals and patients about the benefits, administration and use of TAM-01;

•	the availability, actual advantages, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing treatments; and

•	the effectiveness of our own or our potential commercial collaborators' marketing, sales and distribution strategy and operations.

Many of these factors are beyond our control. If we or any commercialization partners are unable to successfully commercialize TAM-01, we may not be able to earn sufficient revenues to continue our business.

The regulatory approval processes of the FDA and comparable authorities outside the United States are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidate, our business will be substantially harmed.

The time required to obtain approval by the FDA and comparable authorities outside the United States is unpredictable and typically takes many years. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate's development and may vary among jurisdictions. We have not obtained regulatory approval for our product candidate, and it is possible that our existing product candidate or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

Our product candidate could fail to receive regulatory approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design, scope or implementation of any clinical trials that we propose to conduct or require us to conduct additional clinical trials;

•	we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that our product candidate is safe and effective for its proposed indication;

•	we may be unable to demonstrate that our product candidate's clinical and other benefits outweigh its safety risks;

•	the FDA or comparable regulatory authorities outside the United States may disagree with our interpretation of data from preclinical studies or clinical trials;

•	the data collected from clinical trials of our product candidate may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere;

•	the FDA or comparable regulatory authorities outside the United States may fail to approve the manufacturing processes or facilities of third party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable regulatory authorities outside the United States may change significantly in a manner rendering our clinical data insufficient for approval.

Failing to obtain regulatory approval to market our product candidate would harm our business, results of operations and prospects significantly.

In addition, even if we were to obtain approval, such regulatory approval may be for more limited indications than we request, may impact the price we intend to charge for our products, may be contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of our product candidate. Any of the foregoing scenarios could harm the commercial prospects for our product candidate.

We have not previously submitted an NDA or any similar drug approval filing to the FDA or any comparable authority outside the United States for our product candidate, and we cannot be certain that our product candidate will be successful in clinical trials or receive regulatory approval. Further, our product candidate may not receive regulatory approval even if they are successful in clinical trials. If we do not receive regulatory approvals for our product candidate, we may not be able to continue our operations. Even if we successfully obtain regulatory approvals to market our product candidate in one or more jurisdictions, our revenue will be dependent, to a significant extent, upon the size of the markets in the jurisdictions for which we gain regulatory approval.

Even if TAM-01 and our other future product candidates receive regulatory approval, they may fail to achieve the degree of market acceptance by physicians, pharmacies, hospital administrators, patients, caregivers, healthcare payors and others in the medical community necessary for commercial success.

Existing therapies for SLE have well-established market positions and familiarity with physicians, healthcare payors and patients. If we are unable to achieve significant differentiation for TAM-01 from existing and widely accepted therapies for SLE, our opportunity for TAM-01 to be commercialized successfully, if approved, would be adversely affected.

If TAM-01 or any of our future product candidates receive regulatory approval, they may nonetheless fail to gain sufficient market acceptance by physicians, pharmacies, hospital administrators, patients, caregivers, healthcare payors and others in the medical community. The degree of market acceptance of our product candidate, if approved for commercial sale, will depend on a number of factors, including the following:

•	convenience and ease of administration of the product candidates compared to alternative treatments;

•	the prevalence and severity of any side effects;

•	their efficacy and potential advantages compared to alternative treatments;

•	the willingness of physicians, nurses, pharmacies and other health care providers to change their current treatment practices;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe new therapies;

•	the strength of marketing and distribution support; and

•	the price we charge for our product candidate.

TAM-01 has never been manufactured on a commercial scale, and there are risks associated with scaling up manufacturing to commercial scale.

We have never manufactured our product candidate on a commercial scale, and there are risks associated with scaling up manufacturing to commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, lot consistency and timely availability of raw materials. Even if we could otherwise obtain regulatory approval for TAM-01 there is no assurance that our manufacturer that we have not yet engaged, will be able to manufacture the approved product to specifications acceptable to the FDA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product or to meet potential future demand.

If our suppliers are unable to produce sufficient quantities of any approved product for commercialization, our commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

We may not be successful in our efforts to build a pipeline of drug candidates.

A key element of our strategy is to use and expand our TAM-01 drug platform to build a pipeline of drug candidates to address different targets, and progress those drug candidates through clinical development for the treatment of a variety of different types of diseases. Although our research efforts to date have resulted in identification of a series of targets, we may not be able to develop drug candidates that are safe and effective inhibitors or promoters of all or any of these targets. Even if we are successful in building a product pipeline, the potential drug candidates that we identify may not be suitable for clinical development for a number of reasons, including causing harmful side effects or demonstrating other characteristics that indicate a low likelihood of receiving marketing approval or achieving market acceptance. If our methods of identifying potential drug candidates fail to produce a pipeline of potentially viable drug candidates, then our success as a business will be dependent on the success of fewer potential drug candidates, which introduces risks to our business model and potential limitations to any success we may achieve.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of new specialty pharmaceutical products is highly competitive. We face competition with respect to TAM-01, and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are several large pharmaceutical and biotechnology companies that currently market and sell products to our target patient group. These companies typically have a greater ability to reduce prices for their competing drugs in an effort to gain or retain market share and undermine the value proposition that we might otherwise be able to offer to payors. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Many of our competitors, including a number of large pharmaceutical companies that compete directly with us, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. There may also be companies unknown to us that are engaged in the development of products that are potentially competitive with those that we are developing. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

We currently have no sales representatives or distribution personnel and no marketing capabilities. If we are unable to develop a sales and marketing and distribution capability, we will not be successful in commercializing TAM-01 or other future product candidates.

We have not yet built out an infrastructure to sell, market or distribute therapeutic products. If TAM-01 is approved, we intend to commercialize them with our own specialty sales force in the United States and with commercial partners outside of the United States.

There are risks involved with both establishing our own sales and marketing and distribution capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force is expensive and time-consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

We may be unable to identify appropriate commercial partners to distribute our products outside the United States or to negotiate terms with such commercial partners that are favorable or acceptable to us. Also, we may be unable to maintain those relationships. The inability to identify, successfully negotiate with, and maintain relationships with, commercial partners for distribution outside the United States could limit and/or delay our ability to commercialize our products outside the United States.

If we obtain approval to commercialize our product candidate outside the United States, we will be subject to additional risks.

If we obtain approval to commercialize any approved products outside of the United States, a variety of risks associated with international operations could materially adversely affect our business, including:

•	different regulatory requirements for drug approvals in countries outside the United States;

•	reduced protection for intellectual property rights;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	non-United States taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue and other obligations incident to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

Even if we receive regulatory approval for TAM-01, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, and we may be subject to penalties if we fail to comply with regulatory requirements.

Any regulatory approvals that we may receive for our product candidates will contain approved indicated uses, and we will be required to market any approved products in accordance with the indicated uses and our approved labeling. In addition, any regulatory approvals may contain conditions for approval or requirements for potentially costly post-marketing testing and surveillance to monitor the safety and efficacy of the product candidate. In addition, if the FDA or a comparable regulatory authority outside the United States approves our product candidate, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current good manufacturing practices, or cGMPs, Quality System Regulation, or QSR, requirements and current good clinical practices for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning or untitled letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions, the imposition of civil penalties or criminal prosecution.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. If we are not able to maintain regulatory compliance or if we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, regulatory sanctions may be applied or we may lose any marketing approval that we may have obtained, and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations.

Our product candidate may cause serious adverse side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following any marketing approval.

It is impossible to predict when or if our product candidate will prove safe enough to receive regulatory approval. Undesirable side effects could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable regulatory authority outside the United States for the affected product candidate. Additionally, if our product candidate receives marketing approval, and we or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result, including:

•	we may be forced to suspend the marketing of such product;

•	regulatory authorities may withdraw their approvals of such product;

•	regulatory authorities may require additional warnings on the label that could diminish the usage or otherwise limit the commercial success of such products;

•	the FDA or other regulatory bodies may issue safety alerts, "Dear Healthcare Provider" letters, press releases or other communications containing warnings about such product;

•	the FDA may require the establishment or modification of Risk Evaluation Mitigation Strategies, or REMS, or a comparable regulatory authority outside the United States may require the establishment or modification of a similar strategy that may, for instance, restrict distribution of our products and impose burdensome and costly implementation requirements on us;

•	we may be required to change the way the product is administered or conduct additional clinical trials;

•	we could be sued and held liable for harm caused to subjects or patients;

•	we may be subject to litigation or product liability claims; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of our product candidate, if approved.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to any of our future product candidates. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates or products that we may develop;

•	injury to our reputation and significant negative media attention;

•	significant costs to defend the related litigation;

•	substantial monetary awards to patients;

•	loss of revenue; and

•	the inability to commercialize any products that we may develop.

Insurance coverage is increasingly expensive. We currently do not have any product liability or any other insurance, and may not be able to obtain and maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

We rely on third parties to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for our drug candidates and our business could be substantially harmed.

We depend upon independent investigators and contractors, such as CROs, universities and medical institutions, such as Buck Institute, to conduct our preclinical studies and clinical trials. We rely upon, and plan to continue to rely upon, such third-party entities to execute our preclinical studies and clinical trials and to monitor and manage data produced by and relating to those studies and trials. However, we may not be able to in the future establish arrangements with CROs when needed or on terms that are acceptable to us, or at all, which could negatively affect our development efforts with respect to our drug candidates and materially harm our business, operations and prospects. As a result of the use of third-party contractors, we will have only limited control over certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies, including each of our clinical trials, is conducted in accordance with the applicable protocol, legal and regulatory requirements as well as scientific standards, and our reliance on any third-party entity will not relieve us of our regulatory responsibilities.

Based on our present expectations, we and our third-party contractors will be required to comply with current cGCP for all of our drug candidates in clinical development. Regulatory authorities enforce cGCP through periodic inspections of trial sponsors, clinical investigators and trial sites. If we or any of our contractors fail to comply with applicable cGCP, the clinical data generated in the applicable trial may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving a drug candidate for marketing, which we may not have sufficient cash or other resources to support and which would delay our ability to generate revenue from any sales of such drug candidate. Any agreements governing our relationships with outside contractors such as CROs, or Buck Institute or other contractors we may engage in the future, may provide those outside contractors with certain rights to terminate a clinical trial under specified circumstances. If such an outside contractor terminates its relationship with us during the performance of a clinical trial, we would be forced to seek an engagement with a substitute contractor, which we may not be able to do on a timely basis or on commercially reasonable terms, if at all, and the applicable clinical trial would experience delays or may not be completed.

If our contractors do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to a failure to adhere to our clinical protocols, legal and regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for, or successfully commercialize, the affected drug candidates. In addition, we will be unable to control whether or not they devote sufficient time and resources to our preclinical and clinical programs. These outside contractors may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. As a result, our operations and the commercial prospects for the effected drug candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed. These contractors may also have relationships with other commercial entities, some of whom may compete with us. If our contractors assist our competitors to our detriment, our competitive position would be harmed.

Clinical drug development involves a lengthy and expensive process with uncertain outcomes, is very difficult to design and implement, and any of our clinical trials could produce unsuccessful results or fail at any stage in the process.

We are still in the pre-clinical stages of our development of TAM-01 and hope to begin clinical trials by 2016. Clinical trials conducted on humans are expensive and can take many years to complete, and outcomes are inherently uncertain. Failure can occur at any time during the clinical trial process. Additionally, any positive results of preclinical studies and early clinical trials of a drug candidate may not be predictive of the results of later-stage clinical trials, such that drug candidate may reach later stages of clinical trials and fail to show the desired safety and efficacy traits despite having shown indications of those traits in preclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier phases of the trials. Therefore, the results of any ongoing or future clinical trials we conduct may not be successful.

We may experience delays in pursuing our planned clinical trials, and any planned clinical trials may not begin on time, may require redesign, may not enroll sufficient healthy volunteers or patients in a timely manner, and may not be completed on schedule, if at all.

Clinical trials may be delayed for a variety of reasons, including delays related to:

•	obtaining regulatory approval to commence a trial;

•	reaching agreement on acceptable terms with prospective CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	obtaining institutional review board, or IRB, approval at each trial site;

•	enrolling suitable volunteers or patients to participate in a trial;

•	developing and validating companion diagnostics on a timely basis;

•	changes in dosing or administration regimens;

•	having patients complete a trial or return for post-treatment follow-up;

•	inability to monitor patients adequately during or after treatment;

•	clinical investigators deviating from trial protocols or dropping out of a trial;

•	regulators instituting a clinical hold due to observed safety findings or other reasons;

•	adding new or substituting clinical trial sites; and

•	manufacturing sufficient quantities of drug candidate for use in clinical trials.

We plan to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials. Although we expect that we will have agreements in place with CROs governing their committed activities and conduct, we will have limited influence over their actual performance. As a result, we ultimately do not and will not have control over a CRO’s compliance with the terms of any agreement it may have with us, its compliance with applicable regulatory requirements, or its adherence to agreed time schedules and deadlines, and a future CRO’s failure to perform those obligations could subject any of our clinical trials to delays or failure.

Further, we may also encounter delays if a clinical trial is suspended or terminated by us, by any IRB or Ethics Committee at an institution in which such trials are being conducted, by the Data Safety Monitoring Board, or DSMB, for the trial, if applicable, or by the FDA, or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, exposing participants to health risks caused by unforeseen safety issues or adverse side effects, development of previously unseen safety issues, failure to demonstrate a benefit from using a drug candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Therefore, we cannot predict with any certainty the schedule for commencement or completion of any currently ongoing, planned or future clinical trials.

If we experience delays in the commencement or completion of, or suspension or termination of, any clinical trial for our drug candidates, the commercial prospects of the drug candidate could be harmed, and our ability to generate product revenues from the drug candidate may be delayed or eliminated. In addition, any delays in completing our clinical trials will increase our costs, slow down our drug candidate development and approval process and jeopardize regulatory approval of our drug candidates and our ability to commence sales and generate revenues. The occurrence of any of these events could harm our business, financial condition, results of operations and prospects significantly.

We rely and expect to continue to rely completely on third parties to formulate and manufacture our preclinical, clinical trial and post-approval drug supplies. The development and commercialization of any of our drug candidates could be stopped, delayed or made less profitable if those third parties fail to provide us with sufficient quantities of such drug supplies or fail to do so at acceptable quality levels, including in accordance with applicable regulatory requirements or contractual obligations and our operations could be harmed as a result.

We have no experience in drug formulation or manufacturing. We do not currently have, nor do we plan to acquire, the infrastructure or capability internally, such as our own manufacturing facilities, to manufacture our preclinical and clinical drug supplies for use in the conduct of our clinical trials or commercial quantities of any drug candidates that may obtain regulatory approval. Therefore, we lack the resources and expertise to formulate or manufacture our own drug candidates. We have entered into agreements with third-party CMOs for the clinical-stage manufacture of certain of our drug candidate. We plan to enter into agreements with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our current and future clinical trials and/or commercial sales. We intend to establish or continue those relationships for the supply of our drug candidates, however, there can be no assurance that we will be able to retain those relationships on commercially reasonable terms, if at all. If we are unable to maintain those relationships, we could experience delays in our development efforts as we locate and qualify new CMOs. If our current drug candidate or any drug candidates we may develop or acquire in the future receive regulatory approval, we will rely on one or more CMOs to manufacture the commercial supply of such drugs.

Our reliance on a limited number of CMOs exposes us to the following risks:

•	We may be unable to identify manufacturers on acceptable terms, or at all, because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•	Our future contract manufacturers may not perform as contractually agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•	Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration, and corresponding state agencies to ensure strict compliance with current good manufacturing practices, or cGMP, regulations and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our drug candidates by the FDA or the commercialization of our drug candidates or result in higher costs or deprive us of potential product revenues.

We expect to have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If any of our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or other comparable foreign authorities, we would be prevented from obtaining regulatory approval for our drug candidates unless and until we engage a substitute contract manufacturer that can comply with such requirements, which we may not be able to do. Any such failure by any of our contract manufacturers would significantly impact our ability to develop, obtain regulatory approval for or market our drug candidates, if approved.

Further, we plan to rely on our manufacturers to purchase from third-party suppliers the materials necessary to produce our drug candidates for our clinical trials. We do not have, nor do we expect to enter into, any agreements for the commercial production of these raw materials, and we do not expect to have any control over the process or timing of our contract manufacturers’ acquisition of raw materials needed to produce our drug candidates. Any significant delay in the supply of a drug candidate or the raw material components thereof for an ongoing clinical trial due to a manufacturer’s need to replace a third-party supplier of raw materials could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our drug candidates. Additionally, if our future manufacturers or we are unable to purchase these raw materials to commercially produce any of our drug candidates that gain regulatory approvals, the commercial launch of our drug candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our drug candidates.

Disagreements with respect to the commercial terms of our sales, licensing, purchase or manufacturing agreements may limit our commercial success.

The rights and obligations of the partners to which we may license our TAM-01 technology are governed by the licensing and collaboration agreements that we entered into with Buck Institute. In addition, our relationships with CROs and CMOs are governed by the service agreements between us and each manufacturer. Although we attempt to address the full range of possible events that may occur during the development or the manufacturing of TAM-01 drug candidate and products, unanticipated or extraordinary events may occur beyond those contemplated by said agreements. Furthermore, our business relationships with our product manufacturers and our collaborators may include assumptions, understandings or agreements that are not included in our agreements with them, or that are inaccurately or incompletely represented by their terms. In addition, key terms in such agreements may be misunderstood or contested, even when both we and the other party previously believed that we had a mutual understanding of our obligations.

Any differences in interpretation or misunderstandings between us and other parties may result in substantial costs and delays with respect to the development, manufacturing or sale of TAM-01 drugs, and may negatively impact our revenues and operating results. Product manufacturers may fail to produce the products and partners may fail to develop the drug candidate under the timeline or in the manner we anticipated, and results may differ from the terms upon which we had agreed. As a result, we may be unable to supply drugs of the quality or in the quantity demanded or required. We may suffer harm to our reputation in the market from missed development goals or deadlines, and may be unable to capitalize upon market opportunities as a result. Resolution of these problems may entail costly and lengthy litigation or dispute resolution procedures. In addition, there is no guarantee that we will prevail in any such dispute or, if we do prevail, that any remedy we receive, whether legal or otherwise, will adequately redress the harm we have suffered. The delays and costs associated with such disputes may themselves harm our business and reputation and limit our ability to successfully compete in the market going forward.

Our future success depends on our ability to retain our chief executive officer and chief financial officer and other key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on our chief executive officer, chief financial officer and the other principal members of our management team. The loss of the services of any of these people could impede the achievement of our research, development and commercialization objectives.

Recruiting and retaining qualified and experienced scientific, clinical, manufacturing and sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers or engaged by entities other than us and may have commitments under employment, consulting or advisory contracts with other entities that may limit their availability to us.

Our ability to timely submit an Investigational New Drug to the FDA will depend on our ability to recruit all necessary personnel and to raise sufficient funds for such recruitment.

Our ability to execute on our current plan for the completion of all activities and submission of an Investigational New Drug, or IND, to the FDA will depend on our ability to recruit the necessary personnel to support our development activities. Failure to complete all hires as planned will result in significant delays in the submission of the IND, if at all. Further, our ability to hire and retain such personnel will depend on our ability to raise sufficient funds for such recruitment. Any delays in raising the necessary funds will result in recruiting delays, which in turn will delay the submission of the IND.

We expect to expand our development, regulatory and sales and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We currently have two employees. We expect to experience significant growth in the number of our employees and the scope of our operations if we are able to successfully commercialize TAM-01, particularly in the areas of sales and marketing. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Future growth would impose significant added responsibilities on members of management, including:

•	managing our clinical trials effectively, which we anticipate being conducted at numerous clinical sites;

•	identifying, recruiting, maintaining, motivating and integrating additional employees with the expertise and experience we will require;

•	managing our internal development efforts effectively while complying with our contractual obligations to licensors, licensees, contractors and other third parties;

•	managing additional relationships with various strategic partners, suppliers and other third parties;

•	improving our managerial, development, operational and finance reporting systems and procedures; and

•	expanding our facilities.

Our failure to accomplish any of these tasks could prevent us from successfully growing our Company. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on our product candidate or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and management resources, we focus on a limited number of research programs and product candidates and are currently focused principally on TAM-01. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial drugs or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable drugs. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through future collaboration, licensing or other arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights.

Guidelines and recommendations published by various organizations can reduce the use of our product candidate.

Government agencies promulgate regulations and guidelines directly applicable to us and to our product candidate. In addition, professional societies, practice management groups, private health and science foundations and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the healthcare and patient communities. Recommendations of government agencies or these other groups or organizations may relate to such matters as usage, dosage, route of administration and use of therapies. Recommendations or guidelines suggesting the reduced use of our product candidate or the use of competitive or alternative products as the standard of care to be followed by patients and healthcare providers could result in decreased use of our product candidate.

We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

We are a development stage company with limited operating history. To date, we have focused primarily on developing our lead product candidate, TAM-01. Our product candidate will require substantial additional development time and resources before we would be able to apply for or receive regulatory approvals and begin generating revenue from product sales. We have incurred cumulative net loss from inception (August 13, 2014) to June 30, 2015 of $1,206,137.

We have devoted most of our financial resources to product and technology development. To date, we have financed our operations primarily through the sale of equity securities. The size of our future net losses will depend, in part, on the rate of future expenditures and our ability to generate revenue. To date, our product candidate has not been commercialized, and if our product candidate is not successfully developed or commercialized, or if revenue is insufficient following marketing approval, we will not achieve profitability and our business may fail. Even if we successfully obtain regulatory approval to market our product candidate in the United States, our revenue is also dependent upon the size of the markets outside of the United States, as well as our ability to obtain market approval and achieve commercial success inside and outside the United States.

We expect to continue to incur substantial and increased expenses as we expand our development activities. We also expect an increase in our expenses associated with creating additional infrastructure to support operations as a public company. As a result of the foregoing, we expect to continue to incur significant and increasing losses and negative cash flows for the foreseeable future.

We have never generated any revenue and may never be profitable.

Our ability to generate revenue and achieve profitability depends on our ability, alone or with collaborators, to successfully complete the development of, obtain the necessary regulatory approvals for, and commercialize our product candidate. We do not anticipate generating revenue from sales of our product candidate for the foreseeable future, if ever. Our ability to generate future revenue from product sales depends heavily on our success in:

•	completing development of TAM-01;

•	obtaining regulatory approval for TAM-01; and

•	launching and commercializing our product candidate for which we receive regulatory approval, either by building our own targeted sales force or by collaborating with third parties.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to predict the timing or amount of increased expenses, when, or if, we will begin to generate revenue from product sales, or when, or if, we will be able to achieve or maintain profitability. In addition, our expenses could increase beyond expectations if we are required by the FDA or other regulatory authority to perform studies in addition to those that we currently anticipate.

Even if our product candidate is approved for commercial sale, to the extent we do not engage a third party collaborator, we anticipate incurring significant costs associated with commercializing any approved product candidate. Even if we are able to generate revenue from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

If we fail to obtain additional financing, we would be forced to delay, reduce or eliminate our product development programs.

Developing pharmaceutical products is expensive. As of June 30, 2015, we had cash and cash equivalents of $21,980. As such, we will need additional financing in order to execute our plans. Attempting to secure financing will divert our management from day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that any financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital when required or on acceptable terms, we may be required to:

•	significantly delay, scale back or discontinue the development or commercialization of our product candidates;

•	seek corporate partners for our product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available;

•	relinquish or license on unfavorable terms, our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves; or

•	significantly curtail, or cease, operations.

If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing development and commercialization efforts, which will have a material adverse effect on our business, operating results and prospects.

There could be an adverse change or increase in the laws and/or regulations governing our business.

We and our operating subsidiary are subject to various laws and regulations in different jurisdictions, and the interpretation and enforcement of laws and regulations are subject to change. We are also subject to different tax regulations in each of the jurisdictions where we conduct our business or where our management or the management of our operating subsidiary is located. We expect the scope and extent of regulation in the jurisdictions in which we conduct our business, or where our management or the management of our operating subsidiary is located, as well as regulatory oversight and supervision, to generally continue to increase. There can be no assurance that future regulatory, judicial and legislative changes in any jurisdiction will not have a material adverse effect on us or hinder us in the operation of its business.

Risks Related to Our Intellectual Property

If we are unable to obtain or protect intellectual property rights related to our product candidates, we may not be able to compete effectively in our market.

While we intend to apply for patent protection with respect to our product candidates, the strength of patents in the life sciences field involves complex legal and scientific questions and can be uncertain. Patent applications may fail to result in issued patents with claims that cover the products in the United States or in other countries. If this were to occur, early generic competition could be expected against product candidates in development. There is also no assurance that all of the potentially relevant prior art relating to a patent application, which can invalidate a patent or prevent a patent from issuing based on a pending patent application, will be found.

Even if patents do successfully issue, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed or invalidated, which could adversely affect our ability to establish market share or successfully execute our business strategy to increase sales of our products and would negatively impact our financial condition and results of operations, including causing a significant decrease in our revenues and cash flows.

Furthermore, patents and patent applications may not adequately protect our intellectual property, provide exclusivity for our product candidates or prevent others from designing around our patent claims. If a patent application fails to issue or if the breadth or strength of protection of a patent or patent application is threatened, competitors could directly compete against our products and we would have no recourse. We cannot offer any assurances about which, if any, patents will issue or whether any issued patents will be found valid and enforceable or will be unthreatened by third parties or will offer adequate coverage of our products. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate could be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we were the first to file or invent any patent application. Furthermore, if a third party has filed such patent application, an interference proceeding in the United States can be provoked by such third party or instituted by us to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. In the United States, the natural expiration of a maintained patent is generally 20 years after it is filed. Various extensions may be available; however the life of a patent, and the protection it affords, is limited. Once the patent life has expired, we may be open to competition from competitors that will be able to freely use our technology described in our expired patent(s).

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or which we elect not to patent, processes for which patents are difficult to enforce and any other elements of our development processes that involve proprietary know-how, information or technology that is not covered by patents. Although we expect all of our employees to assign their inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed or that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. If the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret. In addition, our competitors may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA's disclosure policies may change in the future, if at all.

Changes in either the patent laws or interpretations of the patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection. For example, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, which was signed into law in September 2011, includes a number of significant changes to United States patent law. These include changes in the way patent applications will be prosecuted and may also affect patent litigation. The United States Patent and Trademark Office, or USPTO, has developed new and generally untested regulations and procedures to govern the full implementation of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective in March 2013. The Leahy-Smith Act has also introduced procedures making it easier for third parties to challenge issued patents, as well as to intervene in the prosecution of patent applications. Finally, the Leahy-Smith Act contains new statutory provisions that require the USPTO to issue new regulations for their implementation and it may take the courts years to interpret the provisions of the new statute. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the cost of prosecuting our patent applications, our ability to obtain patents based on our patent applications and our ability to enforce or defend our issued patents. An inability to obtain, enforce and defend patents covering our proprietary technologies would materially and adversely affect our business prospects and financial condition.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States may be less extensive than those in the United States. Further, the laws of some foreign countries do not tend to protect proprietary rights to the same extent or in the same manner as the laws of the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement may not be as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. For example, if the issuance to us, in a given country, of a patent covering an invention is not followed by the issuance, in other countries, of patents covering the same invention, or if any judicial interpretation of the validity, enforceability, or scope of the claims in, or the written description or enablement in, a patent issued in one country is not similar to the interpretation given to the corresponding patent issued in another country, our ability to protect our intellectual property in those countries may be limited. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection. We may be unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, and therefore we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.

Further, many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not tend to favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

If we breach any of the agreements under which we license from third parties the intellectual property rights or commercialization rights to our drug candidate, particularly our license agreement with Buck Institute, we could lose license rights that are important to our business and our operations could be materially harmed.

Under the Buck Institute License Agreement, we license significant intellectual property related to TAM-01 from Buck Institute. Under the terms of the agreement, Buck Institute assigns to us certain assets, materials and records resulting from the research. We retain rights to inventions made by our employees, and Buck Institute assigns to us all inventions made under the agreement jointly by our employees and Buck Institute personnel, provided that our employees have made a certain inventive contribution. With respect to all other inventions made in the course of the research, Buck Institute grants to us worldwide exclusive license rights under patents and patent applications claiming such inventions. Buck Institute retains rights to practice these inventions for research and teaching purposes. We bear the costs of filing, prosecution and maintenance of patents assigned or licensed to us under the agreement.

As consideration for the assignments and licenses we are obliged to pay to Buck Institute milestone payments on development of our proprietary products claimed by patents assigned or licensed to us by Buck Institute. We also are obliged to pay low single-digit royalties, including annual minimum royalties, on sales of such products. Should we grant licenses or sublicenses to those patents to third parties, we are obliged to pay to Buck Institute certain undisclosed variable fees as a function of out-licensing revenues, or the Out-License Fee, where such Out-License Fees are creditable against annual license payments to Buck Institute. Our payment obligations are reduced by our proportionate contribution to a joint invention. Payment obligations terminate on expiration or annulment of the last patent covered by the agreement.

In addition to the Buck Institute License Agreement, we may seek to enter into additional agreements with other third parties in the future granting similar license rights with respect to other potential drug candidates. If we fail to comply with any of the conditions or obligations or otherwise breach the terms of our license agreement with Buck Institute, or any future license agreement we may enter on which our business or drug candidates are dependent, Buck Institute or other licensors may have the right to terminate the applicable agreement in whole or in part and thereby extinguish our rights to the licensed technology and intellectual property and/or any rights we have acquired to develop and commercialize certain drug candidates, including, with respect to our license agreement with Buck Institute, our TAM-01 drug therapies. Under the Buck Institute License Agreement, we can terminate the licenses to any or all licensed patents upon specified advance notice to Buck Institute. Buck Institute may terminate the license provisions of the agreement only for cause. Termination of the agreement does not terminate our rights in patents assigned to us but would terminate our rights to patents licensed to us under the agreement. The loss of the rights licensed to us under our license agreement with Buck Institute, or any future license agreement that we may enter granting us rights on which our business or drug candidates are dependent, would eliminate our ability to further develop the applicable drug candidates and would materially harm our business, prospects, financial condition and results of operations.

Claims that we infringe the intellectual property rights of others may prevent or delay our drug discovery and development efforts.

Our research, development and commercialization activities, as well as any drug candidates or products resulting from those activities, may infringe or be accused of infringing a patent or other form of intellectual property under which we do not hold a license or other rights. Third parties may assert that we are employing their proprietary technology without authorization.

There may be third-party patents of which we are currently unaware with claims that cover the use or manufacture of our drug candidates. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our drug candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our drug candidates infringes upon these patents. If our activities or drug candidates infringe the patents or other intellectual property rights of third parties, the holders of such intellectual property rights may be able to block our ability to commercialize such drug candidates unless we obtain a license under the intellectual property rights or until any applicable patents expire or are determined to be invalid or unenforceable.

Defense of any intellectual property infringement claims against us, regardless of their merit, would involve substantial litigation expense and would be a significant diversion of resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, obtain one or more licenses from third parties, limit our business to avoid the infringing activities, pay royalties and/or redesign our infringing drug candidates or alter related formulations, processes, methods or other technologies, any or all of which may be impossible or require substantial time and monetary expenditure. Further, if we were to seek a license from the third party holder of any applicable intellectual property rights, we may not be able to obtain the applicable license rights when needed or on reasonable terms, or at all. Some of our competitors may be able to sustain the costs of complex patent litigation or proceeding more effectively than us because they have substantially greater resources. The occurrence of any of the above events could prevent us from continuing to develop and commercialize one or more of our drug candidates and our business could materially suffer.

We may desire to, or be forced to, seek additional licenses to use intellectual property owned by third parties, and such licenses may not be available on commercially reasonable terms or at all.

In addition to Buck Institute, other third parties may also hold intellectual property, including patent rights, that are important or necessary to the development of our drug candidate, in which case we would need to obtain a license from that third party or develop a different formulation of the product that does not infringe upon the applicable intellectual property, which may not be possible. Additionally, we may identify drug candidates that we believe are promising and whose development and other intellectual property rights are held by third parties. In such a case, we may desire to seek a license to pursue the development of those drug candidates. Any license that we may desire to obtain or that we may be forced to pursue may not be available when needed on commercially reasonable terms or at all. Any inability to secure a license that we need or desire could have a material adverse effect on our business, financial condition and prospects.

The patent protection covering our drug candidate may be dependent on third parties, who may not effectively maintain that protection.

While we expect that we will seek to gain the right to fully prosecute any patents covering our drug candidate we may in-license from third-party owners, it is possible that the platform technology patents that cover our drug candidate remain controlled by our licensors. Similarly, some of our future licensing partners may retain the right, or may seek the rights, to prosecute patents covering the drug candidates we license to them and we may grant such rights to those partners for business reasons. If such third parties fail to appropriately maintain that patent protection, we may not be able to prevent competitors from developing and selling competing products and our ability to generate revenue from any commercialization of the affected drug candidates may suffer.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents or the patents of our current or potential licensors. To attempt to stop infringement or unauthorized use, we may need to file infringement claims, which can be expensive and time-consuming and distract management.

If we pursue any infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the relevant technology on the grounds that our patents do not cover the technology in question. Further, the legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, which could reduce the likelihood of success of, or the amount of damages that could be awarded resulting from, any infringement proceeding we pursue in any such jurisdiction. An adverse result in any infringement litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing, which could limit the ability of our drug candidates to compete in those jurisdictions.

Interference proceedings provoked by third parties or brought by the USPTO or at its foreign counterparts to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to use it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms, or at all.

Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees.

Risks Related to an Investment in Our Securities

We are an “emerging growth company” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, which was enacted in April 2012. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means, among other things, that the market value of our common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We cannot predict if investors will find our common stock less attractive because we may rely on these reduced requirements. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of any investment in our common stock.

Our operations to date have been limited to developing TAM-01. In addition, as an early stage company, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the pharmaceutical area. Nor have we demonstrated an ability to obtain regulatory approval for or to commercialize a product candidate. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a history of successfully developing and commercializing a significant number of pharmaceutical products.

Our common stock has limited liquidity.

Our common stock is quoted on the OTC Bulletin Board (“OTCBB”) and OTC Pink Market. OTCBB and OTC Pink securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTCBB and OTC Pink securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCBB and OTC Pink issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange. As such, our securities are thinly traded compared to larger more widely known companies in the same industry. Thinly traded common stock can be more volatile than stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop or be sustained. In addition, there is no assurance that trading in the Company's common stock will continue on the OTCBB and OTC Pink Market or on any other securities exchange or quotation medium.

Our stock is categorized as a penny stock.  Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a shareholder’s ability to buy and sell our stock.

Our stock is categorized as a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends.  Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends.  We presently intend to retain all earnings for our operations.

Our common shares are not currently traded with any volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained.

Our common shares are currently quoted, but currently with no volume, based on quotations on the OTCBB and OTC Pink Market, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse.  Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.

Immediately after the closing of the Exchange Agreement, our principal shareholders, which includes our officers and directors, own approximately 36% of our outstanding shares of common stock. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions.  In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our Board will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all of our shareholders.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation, as amended, contain a provision permitting us to eliminate the liability of our directors for monetary damages to our company and shareholders to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup.  These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules.  These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

We may have material liabilities that were not discovered before, and have not been discovered since, the closing of the Exchange Agreement.

As a result of the Share Exchange, the former business plan and management of the registrant, previously known as “TabacaleraYsidron, Inc.”, have been abandoned and replaced with the business and management team of Mount Tam. Prior to the Share Exchange, there were no relationships or other connections among the businesses or individuals associated with those two entities. As a result, we may have material liabilities based on activities before the Share Exchange that have not been discovered or asserted. We could experience losses as a result of any such undisclosed liabilities that are discovered in the future, which could materially harm our business and financial condition. Although the agreements entered into in connection with the Share Exchange contains customary representations and warranties from the registrant concerning its assets, liabilities, financial condition and affairs, there may be limited or no recourse against the registrant’s pre-Share Exchange shareholders or principals in the event those representations prove to be untrue. As a result, our current and future shareholders will bear some, or all, of the risks relating to any such unknown or undisclosed liabilities.

We may be exposed to additional risks as a result of “going public” by means of a reverse acquisition transaction.

We may be exposed to additional risks because the business of Mount Tam has become a public company through a “reverse acquisition” transaction. There has been increased focus by government agencies on transactions such as the Share Exchange in recent years, and we may be subject to increased scrutiny by the SEC and other government agencies and holders of our securities as a result of the completion of that transaction. Further, as a result of our existence as a “shell company” under applicable rules of the SEC prior to the closing of the Exchange Agreement on August 13, 2015, we are subject to certain restrictions and limitations for certain specified periods of time relating to potential future issuances of our securities and compliance with applicable SEC rules and regulations. Additionally, our “going public” by means of a reverse acquisition transaction may make it more difficult for us to obtain coverage from securities analysts of major brokerage firms following the Share Exchange because there may be little incentive to those brokerage firms to recommend the purchase of our common stock. Further, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an initial public offering, because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock. The occurrence of any such event could cause our business or stock price to suffer.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent material misstatements.

The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting.  Our management may conclude that our internal controls over our financial reporting are not effective.  Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed.  Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.  Effective internal controls, particularly those related to sales revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent material misstatements, or in certain extreme cases, fraud.  As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Mount Tam for the three and six months ended June 30, 2015, should be read in conjunction with the financial statements of Mount Tam, and the notes to those financial statements that are included elsewhere in this Form 8-K. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as Mount Tam’s plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors and Business sections in this Form 8-K. Words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions are used to identify forward-looking statements.

Overview

We are a development stage company and are primarily engaged in the development of bio-pharmaceuticals to treat autoimmune diseases. We intend to optimize and bring to market a portfolio of leading products focused on improving the health and well being of millions of people who have been affected by autoimmune diseases. To that end, we have formed a strategic partnership with Buck Institute, an independent research facility focused on understanding the connection between aging and chronic disease. As part of the partnership, we have signed an exclusive worldwide licensing and collaboration agreement with Buck Institute that includes many of Buck Institute’s intangible research and development assets in the area of autoimmune disorders. The initial focus of the our research and development efforts will be a pre-clinical stage compound for the treatment and diagnosis of SLE, a common form of lupus.

Results of Operations

Three months ended June 30, 2015

Operating Expenses

We incurred operating expenses of $422,769 during the three months ended June 30, 2015. Our operating expenses included research and development expenses in the amount of $116,922, and general and administrative expenses in the amount of $305,847.

Other Expense

Other expense totaled $2,493 during the three months ended June 30, 2015, due to interest owed on convertible notes used to finance our operations.

Net Loss

As a result of the foregoing, during the three months ended June 30, 2015, we recorded a net loss of $425,262.

Six months ended June 30, 2015

Operating Expenses

We incurred operating expenses of $944,678 during the six months ended June 30, 2015. Our operating expenses included research and development expenses in the amount of $412,244, and general and administrative expenses in the amount of $532,433.

Other Expense

Other expense totaled $3,655 during the six months ended June 30, 2015, due to interest owed on convertible notes used to finance our operations.

Net Loss

As a result of the foregoing, during the six months ended June 30, 2015, we recorded a net loss of $948,332.

From August 13, 2014 to December 31, 2014

Operating Expenses

We incurred operating expenses of $257,035 during the period from August 13, 2014 to December 31, 2014. Our operating expenses included legal fees in the amount of $189,473, consulting fees in the amount of $30,000, and wages and related expenses in the amount of $29,992.

Other Expense

Other expense totaled $770 during the period from August 13, 2014 to December 31, 2014, due to interest owed on convertible notes used to finance our operations.

Net Loss

As a result of the foregoing, during the period from August 13, 2014 to December 31, 2014, we recorded a net loss of $257,805.

Liquidity and Capital Resources

We had cash and equivalents of $21,980 at June 30, 2015.

Operating Activities

During the six months ended June 30, 2015, we used $875,697 of cash in operating activities. Non-cash adjustments included $19,457 related to stock based compensation, and net change in accounts payable and accrued liabilities of $53,179.

During the period from August 13, 2014 to December 31, 2014, we used $103,178 of cash in operating activities. Non-cash adjustments included $826 related to stock based compensation, and net change in accounts payable and accrued liabilities of $153,800.

Financing Activities

Financing activities provided $896,796 to us during the six months ended June 30, 2015. We received $896,791 in net proceeds from loans, and $5 in proceeds from issuance of common stock. As of June 30, 2015, we had an accumulated deficit of $1,206,137.

Financing activities provided $104,059 to us during the period from August 13, 2014 to December 31, 2014. We received $103,209 in net proceeds from loans, and $850 in proceeds from issuance of common stock. As of December 31, 2014, we had an accumulated deficit of $257,805.

Critical Accounting Policies and Estimates

Basis of Presentation

The accompanying unaudited condensed financial statements as of June 30, 2015 have been prepared in accordance with the U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the unaudited interim financial statements include all adjustments of a normal recurring nature necessary for a fair presentation of the Company’s financial position as of June 30, 2015, the Company’s results of operation, changes in stockholders’ deficit and the cash flows for the six months ended June 30, 2015. The December 31, 2014 condensed balance sheet data was derived from the audited financial statements included in this Form 8-K for the period starting from August 13, 2014 and ending December 31, 2014.

Results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the year ended December 31, 2015 or any other future period.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Management makes estimates that affect certain accounts including deferred income tax assets, accrued expenses, fair value of equity instruments and reserves for any other commitments or contingencies. Any adjustments applied to estimates are recognized in the period in which such adjustments are determined.

Income Taxes

The Company utilizes Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Subtopic (“ASC”) 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

The Company generated a deferred tax asset through net operating loss carry-forward. However, a valuation allowance of 100% has been established due to the uncertainty of the Company’s realization of the net operating loss carry forward prior to its expiration.

Research and development costs

The Company follows ASC 730-10, “Research and Development,” in which research and development costs are charged to the statement of operations as incurred. During the three and six months ended June 30, 2015 the Company incurred $116,922 and $412,244, respectively, of expenses related to research and development cost.

Net Earnings (Loss) Per Common Share

The Company computes earnings per share under ASC 260-10, “Earnings Per Share.” Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods. Diluted loss per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock (using the “treasury stock” method), unless their effect on net loss per share is anti-dilutive. There were 2,435,000 potentially dilutive shares, which include outstanding common stock options and convertible debenture, for the six months ended June 30, 2015.

The potential shares, which are excluded from the determination of basic and diluted net loss per share as their effect is anti-dilutive, are as follows:

	June 30, 2015	December 31, 2014
Options to purchase common stock	435,000	300,000
Convertible notes	2,000,000	106,418
Potential equivalent shares excluded	2,435,000	406,418

Accounts Payable

Accounts payable and accrued expenses include the following as of June 30, 2015 and December 31, 2014:

	June 30, 2015	December 31, 2014
Accounts payable	$212,939	$111,294
Accrued legal fees	18,417	32,470
Accrued salary	-	29,167
Other current liabilities	4,524	870
Total accounts payable and accrued expenses	$235,880	$173,801

Fair Value Measurements

The Company measures and discloses the fair value of assets and liabilities required to be carried at fair value in accordance with ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure.

ASC 825 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices for identical assets or liabilities in active markets to which we have access at the measurement date.

Level 2 - Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 - Unobservable inputs for the asset or liability.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

For the six months ended June 30, 2015, the Company has determined that there we no assets or liabilities measured at fair value on a recurring basis.

Share-based Compensation

The Company’s 2014 Equity Incentive Plan (the “Plan”), which is approved by its board of directors, permits the grant of share options and shares to its employees and consultants for up to 1 million shares of common stock. The Company records share-based compensation in accordance with the provisions of the Share-based Compensation Topic of the FASB Codification. The guidance requires the use of option-pricing models that require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model, and the resulting charge is expensed using the straight-line attribution method over the vesting period. The Company has elected to use the calculated value method to account for the options it issued in 2014. A nonpublic entity that is unable to estimate the expected volatility of the price of its underlying share may measure awards based on a “calculated value,” which substitutes the volatility of appropriate public companies (representative of the Company’s size and industry) as a bench mark for the volatility of the entity’s own share price. Currently, there is no active market for the Company’s common stock. The Company has used the historical closing values of these companies to estimate volatility, which was calculated to be 127%. Option awards are generally granted with an exercise price equal to the fair value of the Company's stock at the date of grant; those option awards generally vest based on 1 year of continuous service and have 10-year contractual terms.

Stock compensation expense recognized during the period is based on the value of share-based awards that were expected to vest during the period adjusted for estimated forfeitures. The estimated fair value of grants of stock options and warrants to non-employees of the Company is charged to expense, if applicable, in the financial statements. These options vest in the same manner as the employee options granted under each of the option plans as described above.

Going Concern

The Company’s financial statements are prepared using U.S. GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has no significant operating history and had a cumulative net loss from inception (August 13, 2014) to June 30, 2015 of $1,206,137. The Company has a working capital deficit of $1,185,000 as of June 30, 2015. Since inception, the Company has been funded through debt financings. The Company has not yet established an ongoing source of revenue sufficient to cover its operating costs and to allow it to continue as a going concern. The accompanying financial statements for the year ended June 30, 2015, have been prepared assuming the Company will continue as a going concern. The Company believes its cash resources are insufficient to meet its anticipated needs during the next twelve months. The Company will require additional financing to fund its future planned operations, including research and development and clinical trials and commercialization of its product candidates. In addition, the Company will require additional financing in order to seek to license or acquire new assets, research and develop any potential patents and the related compounds, and obtain any further intellectual property that the Company may seek to acquire.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of Common Stock. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. If the Company is not able to obtain the necessary additional financing on a timely basis, the Company will be forced to delay or scale down some or all of its development activities or perhaps even cease the operation of its business.  Since its inception, the Company has funded its operations primarily through debt financings and it expects that it will continue to fund its operations through a mix of equity and debt financings.  If the Company secures additional financing by issuing equity securities, its existing stockholders’ ownership will be diluted.  Obtaining commercial loans, assuming those loans would be available, will increase the Company’s liabilities and future cash commitments.  The Company also expects to pursue non-dilutive financing sources. However, obtaining such financing would require significant efforts by the Company’s management team, and such financing may not be available, and if available, could take a long period of time to obtain. Additional financing may not be available to the Company when needed or, if available, it may not be obtained on commercially reasonable terms. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying condensed financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Recent Accounting Pronouncements

ASC 915, “Development Stage Entities”, is being superseded by FASB Accounting Standards Update No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810 Consolidation” (“ASU 2014-10”). The amendments made by ASU 2014-10 are effective for public companies for annual reporting periods beginning after December 15, 2014 and interim period therein. For private entities, the amendments are effective for annual reporting periods beginning after December 15, 2014, and for interim reporting periods beginning after December 15, 2015. The future adoption of ASU 2014-10 is not expected to have a material impact on the Company’s financial statements.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's condensed financial position, results of operations or cash flows.

DESCRIPTION OF PROPERTY

We rent office and laboratory spaces from Buck Institute at Buck Institute 8001 Redwood Boulevard, Novato, California, under a lease that provides for an annual rent payment of $24,500 plus $2,000 per year for administrative services. This lease may be terminated by either party if the other party fails to perform their obligations under the lease, and then fails to cure such default within the applicable cure period. We believe that our facilities are sufficient to meet our current needs and we will look for suitable additional space as and when needed.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Prior To Change Of Control

The following table sets forth information regarding the beneficial ownership of our common stock for each of the following persons, immediately prior to the transactions contemplated by the Exchange Agreement:

•	each of our directors and officers;

•	all of the directors and officers as a group; and

•	each person who is known by us to own beneficially five percent or more of our common stock.

Directors and Executive Officers	Number of Shares Beneficially Owned	Percent of Class (1)
Ramon Tejeda	28,175,000	63.27%
All directors and officers as a group (1 person)	28,175,000	63.27%

5% Shareholders
Meghan Zamborsky (2)	2,875,000	6.45%
David Zamborsky (2)	2,875,000	6.45%
Charles Zamborsky (2)	2,875,000	6.45%

(1)	Based on 44,533,750 shares of common stock outstanding prior to the closing of the Exchange Agreement.

(2)	Meghan Zamborsky individually owns 1,380,000 shares. David Zamborsky individually owns 1,437,500 shares. Charles Zamborsky individually owns 57,500 shares. They are the beneficial owners of 2,875,000 shares. All three persons live at 1822 Christian Street, Philadelphia, Pennsylvania 19146.

Security Ownership After Change Of Control

  The following table sets forth information regarding the beneficial ownership of our common stock for each of the following persons, after giving effect to the transaction under the Exchange Agreement:

•	each of our incoming directors and each of the executive officers in the “Management—Executive Compensation” section of this report;

•	all directors and executive officers as a group; and

•	each person who is known by us to own beneficially five percent or more of our common stock.

Unless otherwise noted below, each shareholder’s address is 8001 Redwood Boulevard, Novato, California 94925.

Directors and Executive Officers	Number of Shares Beneficially Owned	Percent of Class (1)
Chester Aldridge	2,808,333	6.69%
Timothy Powers	-	-
David R. Wells	-	-
All directors and officers as a group (3 persons)	2,808,333	6.69%

5% Shareholders
Stelios Tzannis	4,880,000	11.62%
Ben Zadik	4,080,000	9.71%
Merriman Capital, Inc. (2)	3,350,000	7.98%

(1)	Based on 42,001,575 shares of common stock outstanding immediately after the closing of the Exchange Agreement.

(2)	The address of this shareholder is 600 California Street, 9th Floor, San Francisco, California 94108. Jon Merriman, as the Chief Executive Officer of this shareholder, has voting and investment power over these securities, but disclaims beneficial ownership over them.

DIRECTORS AND EXECUTIVE OFFICERS

Appointment of New Directors and Officers

In connection with the Share Exchange, at Closing, Ramon Tejeda resigned from the Board, and the registrant appointed two new directors to replace him. Mr. Tejeda also resigned as the registrant’s president and chief financial officer, and Beth Floyd resigned as the registrant’s secretary, and the registrant appointed two new executive officers to replace them. Descriptions of the registrant’s newly appointed directors and officers can be found below in the section titled “Current Management.”

Current Management

The following table sets forth the names and ages of the incoming directors and executive officers:

Name	Age	Positions Held
Chester Aldridge	43	Chairman of the Board
Timothy Powers, Ph.D. *	50	Chief Executive Officer and Director
David R. Wells	52	Chief Financial Officer, Treasurer and Secretary

Biographical Information

The following is a brief account of the education and business experience of the incoming directors and executive officers during at least the past five years, indicating the person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Chester Aldridge is Mount Tam’s Co-Founder and Chairman since August 2014. Mr. Aldridge is also the Chairman and CEO of US Equity Holdings. Through US Equity Holdings, Mr. Aldridge incubates, finances and manages numerous ventures in the fields of entertainment, internet, clean energy (solar and biofuels) and biotechnology (life science pharmaceuticals). Mr. Aldridge also co-founded and is Chairman of Equity Solar since September 2009, which has secured the exclusive license to patented solar photovoltaic technology. Equity Solar’s technology is used within the solar cell manufacturing line. The technology was co-developed by NASA and the United States Department of Defense. Mr. Aldridge is a Life Member of the Stanford Business School Alumni Association and serves as an Ambassador of the Buck Advisory Council, a committee led by a diverse group of individuals from around the world in the areas of government, business, pharmaceuticals, and law, among other fields. Mr. Aldridge’s more than 20 years of experience in founding, operating and financing businesses, ranging from start-ups to multimillion dollar publicly traded companies, contributed to our Board; conclusion that he should serve as the registrant’s chairman.

Dr. Timothy Powers is Mount Tam’s chief executive officer and director. He has been engaged in all aspects of drug discovery and development for more than 20 years at both small and large biotechnology and pharmaceutical companies. Dr. Powers held the position of Scientific Director of Medicinal Chemistry at Amgen where he provided scientific and executive leadership to the teams that were responsible for the discovery and development of Amgen’s first b-secretase small molecule clinical candidate for Alzheimer’s disease. Prior to joining Amgen, he was Director of Medicinal Chemistry at Atlantos Pharmaceuticals, overseeing all aspects of the company’s discovery research activities which led to the clinical development of the company’s two flagship programs in the areas of type-II diabetes and osteoarthritis. Dr. Powers has authored over 50 publications and scientific presentations and is an inventor on over 40 issued United States patents and patent applications in the areas of drug discovery and process manufacturing spanning therapeutic disease areas of inflammation, neuroscience, oncology and metabolic diseases. He holds a B.S. degree in chemistry from the University of California, Davis, and received his Ph.D. in organic chemistry from the University of Chicago.

David R. Wells founded DRW Consulting, Inc. (now StoryCorp Consulting dba Wells Compliance Group) in 2007, which provides services to small growing public companies. From December 2009 to March 2013 he was the President and Chief Financial Officer of Sionix Corporation and he served on the board of directors. He has experience working with auditors and regulatory agencies to rapidly address non-conforming situations and assisting companies who desire to increase their internal controls. Mr. Wells earned a BA in Finance and Entrepreneurship from Seattle Pacific University, and holds an MBA from Pepperdine University.

Family Relationships

There are no family relationships between or among any of the incoming directors or executive officers.

Involvement in Certain Legal Proceedings

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our incoming officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Board of Directors

Effective upon the Closing Date, the registrant’s Board will be comprised of 2 members. All directors serve in this capacity until their terms expire or until their successors are duly elected and qualified. The registrant’s bylaws provide that the authorized number of directors shall be one or more, as fixed from time to time by resolution of the Board; provided, however, that the number of directors shall not be reduced so as to shorten the tenure of any director at the time in office.

Board Committees; Director Independence; Insider Participation

Our Board has not established a separate standing audit committee within the meaning of Section 3(a)(58)(A) of the Exchange Act or separate standing nominating or compensation committees, or committees performing similar functions, nor has it adopted charters for any such committee. Due to the present and prior size of our Board, our Board believes that it is not necessary to have separate standing audit, nominating or compensation committees at this time because the functions of each such committee are adequately performed by our full Board. However, it is anticipated that our Board will form separate standing audit, nominating and compensation committees, with the audit committee including an audit committee financial expert and the audit and compensation committees consisting solely of independent directors, if and when our Board determines that the establishment of such committees is advisable as we seek to further develop our business and operations and potentially expand the size of our Board.

Our Board is currently comprised of Chester Aldridge and Timothy Powers, neither of whom is an independent director. We look to our directors to guide us through our next phase as a public company and continue and manage our growth. Our directors bring leadership experience from a variety of corporate, technology and professional backgrounds which we require to continue to grow and to add shareholder value.

No interlocking relationship exists between the Board and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Executive Compensation

The following executive compensation disclosure reflects all compensation for the year ended December 31, 2014, received by our principal executive officer, principal financial officer, and most highly compensated executive officers. We refer to these individuals in this Current Report as “named executive officers.”

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Comp ($)	Non-qualified Deferred Comp Earnings ($)	All Other Comp ($)	Total ($)
Timothy Powers (1)(2)	2014	—	—	—	—	—	—	—	—

David R. Wells (1)	2014	—	—	—	—	—	—	—	—

Ramon Tejeda (3)	2014	—	—	—	—	—	—	—	—

(1)	Appointed on the Closing Date in connection with the closing of the Exchange Agreement.
(2)	Reflect compensation received from Mount Tam.
(3)	Resigned as our president and chief financial officer on the Closing Date in connection with the closing of the Exchange Agreement.

Employment Agreements

In connection with the closing of the Exchange Agreement, the registrant has assumed the following employment agreement that Dr. Powers, the incoming CEO, has with Mount Tam:

Pursuant to his employment agreement dated January 2, 2015, as amended August 12, 2015, Dr. Powers’ employment is on an at-will basis, for which he is entitled to a base salary of $150,000 per year. Subject to our Board’s approval, Dr. Powers is also granted options to purchase up to 435,000 shares of Mount Tam’s common stock (equivalent to 1,160,000 shares of the registrant’s common stock). Dr. Powers may also participate in any executive bonus plan as our Board may adopt in its sole discretion.

Potential Payments Upon Termination or Change-in-Control

Other than any employment agreements described in this Current Report on Form 8-K, we currently have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the registrant or a change in the named executive officer’s responsibilities, with respect to each named executive officer.

Director Compensation

We do not have any agreements or formal plan for compensating our directors for their service in their capacity as directors, although our board of directors may, in the future, award stock options to purchase shares of common stock to our directors.

LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings, nor have we been involved in any such proceedings that have had or may have a significant effect on our company. We are not aware of any other material legal proceedings pending against us.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED SHAREHOLDER MATTERS

Market Information

The registrant’s common stock is not listed on any stock exchange, and is quoted on the OTC Bulletin Board and OTC Market Pink under the symbol “TQBY.”  On August 13, 2015, the real-time best bid & ask price posted for the stock was $0.04.

Holders

As of August 13, 2015, immediately after the closing of the Exchange Agreement, there were approximately 48 shareholders of record of the registrant’s common stock based upon the records of the shareholders provided by the registrant’s transfer agent.  The registrant’s transfer agent is VStock Transfer, LLC, whose address is 18 Lafayette Place, Woodmere, New York 100598, and whose telephone number is (212) 828-8436.

Dividends

The registrant has never paid cash dividends on its common stock.  We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.  The registrant’s future payment of dividends will depend on the registrant’s earnings, capital requirements, expansion plans, financial condition and other relevant factors that the registrant’s board of directors may deem relevant.  The registrant’s retained earnings deficit currently limits the registrant’s ability to pay dividends.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to Item 3.02 of this Current Report on Form 8-K for a description of recent sales of unregistered securities, which is hereby incorporated by reference.

DESCRIPTION OF SECURITIES

The following information describes the registrant’s capital stock and provisions of the registrant’s articles of incorporation and the registrant’s bylaws, all as in effect upon the Closing of the Exchange Agreement.  This description is only a summary.  You should also refer to the registrant’s articles of incorporation, bylaws and articles of amendment which have been incorporated by reference or filed with the SEC as exhibits to this Current Report on Form 8-K.

The registrant’s authorized capital stock consists of 100,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Each share of Common Stock has one vote per share for all purpose. The Common Stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Holders of Common Stock are not entitled to cumulative voting for election of the Board.

On July 10, 2015, the registrant effectuated a 5.75 to 1 forward stock split of its issued and outstanding Common Stock. Immediately after the Closing, the registrant had 42,001,575 shares of Common Stock outstanding.

Preferred Stock

The Board, without further shareholder approval, may issue Preferred Stock in one or more classes or series as the Board may determine from time to time.  The Board has express authority to fix (by resolutions adopted prior to the issuance of any shares of each particular class or series of preferred stock) the number of shares, voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series of preferred stock.  Holders of preferred stock are entitled to receive, when and as declared by the Board, dividends before any cash dividend may be declared and paid, or set aside for payment, on the Common Stock.

No shares of preferred stock are issued and outstanding.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the provisions of the State of Nevada’s Revised Business Statutes (the “NRS”), the registrant has adopted the following indemnification provisions in its Bylaws for its directors and officers:

“Section 5.1   Expenses for Actions Other Than By or In the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with which action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Section 5.2  Expenses for Actions By or In the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 5.3   Successful Defense. To the extent that any person referred to in the preceding two sections of this Article V has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such sections, or in defense of any claim issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 5.4   Determination to Indemnify. Any indemnification under the first two sections of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (i) by the stockholders, (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (iii) if such quorum is not obtainable or, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion.

Section 5.5   Expense Advances. Expenses incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article V.

Section 5.6   Provisions Nonexclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article V shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or under any other bylaw, agreement, insurance policy, vote of stockholders or disinterested directors, statute or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 5.7   Insurance. By action of the board of directors, notwithstanding any interest of the directors in the action, the Corporation shall have power to purchase and maintain insurance, in such amounts as the board of directors deems appropriate, on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not he is indemnified against such liability or expense under the provisions of this Article V and whether or not the Corporation would have the power or would be required to indemnify him against such liability under the provisions of this Article V or of the Nevada Revised Statutes §78.7502; §78.751 or §78.752 or by any other applicable law.

Section 5.8   Surviving Corporation. The board of directors may provide by resolution that references to “the Corporation” in this Article V shall include, in addition to this Corporation, all constituent corporations absorbed in a merger with this Corporation so that any person who was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, employee or agent of another corporation, partnership, joint venture, trust, association or other entity shall stand in the same position under the provisions of this Article V with respect to this Corporation as he would if he had served this Corporation in the same capacity or is or was so serving such other entity at the request of this Corporation, as the case may be.

Section 5.9   Inurement. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person.

Section 5.10   Employees and Agents. To the same extent as it may do for a director or officer, the Corporation may indemnify and advance expenses to a person who is not and was not a director or officer of the Corporation but who is or was an employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise.”

Item 3.02	Unregistered Sales of Equity Securities

As more fully described in Items 1.01 and 2.01 above, in connection with the Exchange Agreement, on the Closing Date, the registrant issued an aggregate of 24,000,000 shares of Common Stock to the Mount Tam Stockholders in exchange for 100% of the capital stock of Mount Tam, and 2,000,000 shares of Common Stock to the Mount Tam Noteholders in exchange for the Notes. Reference is made to the disclosures set forth under Items 1.01 and 2.01 of this Current Report on Form 8-K, which disclosures are incorporated herein by reference.  Such issuances to the Mount Tam Stockholders and the Mount Tam Noteholders pursuant to the Exchange Agreement were exempt from registration under the, pursuant to Regulation D or Regulation S under Securities Act of 1933, as amended (the “Securities Act”).  The registrant made this determination based on the representations of the Mount Tam Stockholders and the Mount Tam Noteholders which included, in pertinent part, that such shareholders were "accredited investors" as that term is defined in Rule 501 of Regulation D under the Securities Act, or were not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that such shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 4.01	Changes in Registrant's Certifying Accountant.

On August 13, 2015, the registrant dismissed Liggett, Vogt & Webb, P.A. (“LVW”) as its independent registered accounting firm effective on such date. The reports of LVW on the registrant’s financial statements for fiscal years ending March 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion, were not qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception of a qualification with respect to uncertainty as to the registrant’s ability to continue as a going concern.

During fiscal years ended March 31, 2015 and 2014, the fiscal quarter ended June 30, 2015, and the subsequent interim period through August 13, 2015, there were no disagreements with LVW on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of LVW, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, nor were there any reportable events as defined in Item 304(a)(1)(iv) of Regulation S-K.

The registrant engaged RBSM LLP (“RBSM”) as its new independent registered accounting firm effective as of August 13, 2015. The decision to change accountants was recommended and approved by the Board in connection with the Share Exchange. Prior to the engagement of RBSM, the registrant did not consult with RBSM on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the registrant’s financial statements, and RBSM did not provide either a written report or oral advice to the registrant that was an important factor considered by the registrant in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) the subject of any disagreement, as defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K. Notwithstanding the disclosure herein, RBSM was the independent registered public accounting firm for Mount Tam as noted in its financial statements included elsewhere with this current report.

The registrant has made the disclosures contained herein available to LVW and requested it to furnish a letter addressed to the SEC as to whether LVW agrees or disagrees with the statements in this Item 4.01. A copy of such letter dated August 13, 2015, is included as Exhibit 16.1 to this current report.

Item 5.01	Changes in Control of Registrant.

As more fully described in Items 1.01 and 2.01 above, on August 13, 2015, the registrant acquired a business engaged in the development of bio-pharmaceuticals to treat autoimmune diseases, by executing the Exchange Agreement by and among the registrant, Mount Tam and the Mount Tam Stockholders.

Under the Exchange Agreement, on the Closing Date, the registrant acquired all of the issued and outstanding shares of Mount Tam through the issuance of 24,000,000 shares of Common Stock to the Mount Tam Stockholders.  As a result, the Mount Tam Stockholders acquired control of the registrant because the shares issued to them equal to 57.14% of the registrant’s outstanding shares of Common Stock immediately after the Closing. As each share of Common Stock entitles its holder to one vote, the Mount Tam Stockholders collectively hold a majority number of the registrant’s voting securities.

In connection with the Closing of the Share Exchange, and as explained more fully in Item 2.01 above under the section titled “Management” and in Item 5.02 below, on the Closing Date, Ramon Tejeda resigned as the registrant’s chief executive officer, president and chief financial officer, and Beth Floyd resigned as the registrant’s secretary. Concurrently, Timothy Powers were appointed as the registrant’s chief executive officer and president, and David R. Wells as the chief financial officer, treasurer and secretary, to replace Mr. Tejeda and Ms. Floyd. Additionally, Chester Aldridge and Timothy Powers were appointed to the Board, and Mr. Tejeda resigned from the Board, effective at the Closing.

The closing of the transaction under the Exchange Agreement, which resulted in the change of control of the registrant, occurred on August 13, 2015.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2015, Ramon Tejeda resigned as the registrant’s president, chief financial officer and sole director, and Beth Floyd resigned as the registrant’s secretary. Also on that date, Timothy Powers was appointed as the registrant’s chief executive officer and David R. Wells was appointed as the registrant’s chief financial officer, treasurer and secretary. Chester Aldridge and Timothy Powers were also appointed to the registrant’s Board on that date, with Chester Aldridge serving as the registrant’s Chairman of the Board.

Descriptions of the business backgrounds and any compensation arrangements with the newly appointed directors and officers can be found in Item 2.01 above, in the sections titled “Management” and “Executive Compensation”, and such descriptions are incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

On August 13, 2015, the Board adopted resolution by unanimous written consent to:

•	change the registrant’s fiscal year end from March 31 to December 31;

•	Amend the registrant’s bylaws to include a provision stating that Sections 78.378 to 78.3793 of the NRS shall not apply to any transaction in which a controlling interest is issued in a transaction which is approved by the Board.

Item 5.06	Change in Shell Company Status.

As explained more fully in Item 2.01 above, the registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act) immediately before the closing of the Share Exchange. The registrant believes that as a result of the Share Exchange, however, it has ceased to be a shell company. For information about the Share Exchange, please see the information set forth above under Items 1.01 and 2.01, which information is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

Reference is made to the reverse acquisition transaction under the Exchange Agreement, as described in Item 1.01, which is incorporated herein by reference.  In the reverse acquisition transaction, the registrant is the accounting acquiree and Mount Tam is the accounting acquirer.  Accordingly, the financial statements of Mount Tam are presented.

(a)          Financial Statements of the Business Acquired

The audited consolidated financial statements of Mount Tam, including the notes to such financial statements, are incorporated herein by reference to Exhibit 99.1 of this Current Report.

(b)         Pro Forma Financial Information

Incorporated by reference to Exhibit 99.2 attached hereto.

(d)          Exhibits

Exhibit Number	Description
2.1	Share Exchange and Conversion Agreement, dated August 13, 2015*
3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
3.3	By-Law Amendment*
10.1	Research Collaboration and License Agreement by and between Mount Tam and Buck Institute dated August 17, 2014*
10.2**	Employment Agreement by and between Mount Tam and Timothy Powers dated January 2, 2015*
10.3**	Amendment to Employment Agreement by and Between Mount Tam and Timothy Powers dated August 12, 2015*
10.4	License and Services Agreement by and between Mount Tam and Buck Institute dated January 2, 2015*
10.5	Amendment to Research Collaboration and License Agreement by and between Mount Tam and Buck Institute dated March 19, 2015
10.6	Cancellation and Transfer Agreement by and between the registrant and Ramon Tejeda, dated August 13, 2015 *
16.1	Letter from Liggett, Vogt & Webb, P.A. dated August 13, 2015*
21.1	Subsidiaries of the Registrant*
99.1	Audited financial statements of Mount Tam for the years ended December 31, 2014, and unaudited condensed financial statements for the six months ended June 30, 2015, and accompanying notes to financial statements*
99.2	Unaudited pro forma consolidated financial statements of the combined entity, and accompanying notes to unaudited pro forma consolidated financial statements*

(1)	Previously filed with the Registration Statement on Form S-1/A filed on April 23, 2014.
*	Filed herewith.
**	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOUNT TAM BIOTECHNOLOGIES, INC.
Date:	August 19, 2015	(Registrant)

		By:	/s/ Timothy Powers
Dr. Timothy Powers
Chief Executive Officer